The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated May 29, 2019

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018,

Index Supplement dated October 31, 2018

and Product Supplement dated October 31, 2018)

UBS AG Phoenix Autocallable Notes with Memory Interest

UBS AG $• linked to the performance of the S&P 500® Index due on or about June 17, 2020

Investment Description

UBS AG Phoenix Autocallable Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer ”) linked to the performance of the S&P 500® Index (the “underlying asset”). UBS will pay a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments, if the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the arithmetic average of the closing level of the underlying asset on each of the averaging dates (the “final level”) (in the case of the valuation date) is equal to or greater than the interest barrier. Otherwise, no contingent interest payment will be paid on that interest payment date. UBS will automatically call the Notes early if the closing level of the underlying asset on any autocall observation date is equal to or greater than the initial level. If the Notes are called, UBS will pay you the principal amount of your Notes on the first following interest payment date, plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing level of the underlying asset was less than the interest barrier, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the final level is equal to or greater than the trigger level, on the maturity date UBS will repay your principal amount per Note plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing level of the underlying asset was less than the interest barrier. If, however, the Notes are not called and the final level of the underlying asset is less than the trigger level, on the maturity date UBS will pay you less than the full principal amount, if anything, resulting in a percentage loss on your investment that is equal to the percentage decline in the level of the underlying asset from the initial level to the final level (the “underlying return”), and you will lose a significant portion or all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. Generally, a higher contingent interest payment on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent interest payments over the term of the Notes. Contingent interest payments should not be viewed as periodic interest payments. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Contingent Interest Payments — If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay a contingent interest payment on the related interest payment date, plus any previously unpaid contingent interest payments. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) and the final level (in the case of the valuation date) are less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.
❑	Automatically Callable — If the closing level of the underlying asset on any autocall observation date is equal to or greater than the initial level, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing level of the underlying asset was less than the interest barrier. If the Notes are not called, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the final level of the underlying asset is equal to or greater than the trigger level, UBS will repay your principal amount per Note at maturity. If, however, the final level of the underlying asset is less than the trigger level, UBS will repay less than the principal amount, if anything, resulting in a percentage loss on your investment that is equal to the underlying return. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
Key Dates*

Trade Date**	May 31, 2019
Settlement Date**	June 5, 2019
Interest Observation Dates	See Page 3
Autocall Observation Dates	See Page 3
Averaging Dates	June 8, 2020, June 9, 2020, June 10, 2020, June 11, 2020 and June 12, 2020
(the “valuation date”)
Valuation Date	June 12, 2020
Maturity Date	June 17, 2020

*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes we are offering. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof. The final terms of the Notes will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Contingent Interest Payment	Initial Level	Trigger Level	Interest Barrier	CUSIP	ISIN
S&P 500® Index	SPX	$17.625	•	80.00% of the initial level	80.00% of the initial level	90270KZS1	US90270KZS13

The estimated initial value of the Notes as of the trade date is expected to be between $956.00 and $986.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on page 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the index supplement, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the S&P 500® Index	$•	$1,000.00	$•	$10.00	$•	$990.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an accompanying product supplement for the Notes, and an index supplement), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Index Supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm
♦	Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Capped Buffered Dual Directional Notes with Downside Leverage Factor that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018, references to the “index supplement” mean the UBS index supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page PS-9 in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate the loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying asset or the equity securities comprising the underlying asset (the “underlying equity constituents”).
♦	You believe the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) will be equal to or greater than the interest barrier on the specified observation dates (including the valuation date).
♦	You believe the final level of the underlying asset will be equal to or greater than the trigger level and, if it is less than the trigger level, you can tolerate losing a significant portion or all of your principal amount at maturity.
♦	You would be willing to invest in the Notes based on the contingent interest payment, trigger level and interest barrier specified on the cover hereof.
♦	You understand and accept that you will not participate in any appreciation in the level of the underlying asset and that any potential positive return is limited to the contingent interest payments indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are willing to forgo dividends paid on the underlying equity constituents and you do not seek guaranteed current income from this investment.
♦	You are willing to invest in Notes that may be called prior to maturity and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying asset or the underlying equity constituents.
♦	You believe the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) will be less than the interest barrier on the specified observation dates (including the valuation date).
♦	You believe the final level of the underlying asset will be less than the trigger level, which could result in the loss of all or a significant portion of your initial investment.
♦	You would be unwilling to invest in the Notes based on the contingent interest payment, trigger level or interest barrier specified on the cover hereof.
♦	You cannot tolerate receiving less than your full principal amount at maturity.
♦	You seek an investment that participates in the appreciation in the level of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You prefer to receive the dividends paid on the underlying asset or you seek guaranteed current income from this investment.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You are unable or unwilling to hold Notes that may be called prior to maturity, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the interest observation dates, the averaging dates (including the valuation date), autocall observation dates and interest payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.
Underlying Asset	The S&P 500® Index
Contingent Interest Payment

If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) is less than the interest barrier, the contingent interest payment applicable to such interest observation date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment, and any previously unpaid contingent interest payments, will be $17.625 on any interest payment date where the above conditions are satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing level of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest observation date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) and the final level (in the case of the valuation date) are less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of, and will not receive a positive return on, the Notes.

Automatic Call	The Notes will be called automatically if the closing level of the underlying asset on any autocall observation date is equal to or greater than the initial level.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing level of the underlying asset was less than the interest barrier. No further amounts will be owed to you under the Notes after the applicable call settlement date.

Payment at Maturity (per Note)

If the Notes are not called and the final level is equal to or greater than the trigger level, on the maturity date UBS will pay you a cash payment equal to the principal amount.

As discussed under “Contingent Interest Payment”, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the Notes are not called and the final level is less than the trigger level, on the maturity date UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and you may lose a significant portion or all of your initial investment in the Notes.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Trigger Level(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof, as determined by the calculation agent.
Interest Barrier(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof, as determined by the calculation agent.
Initial Level(1)	The closing level of the underlying asset on the trade date, as determined by the calculation agent.
Final Level(1)	The arithmetic average of the closing level of the underlying asset on each of the averaging dates, as determined by the calculation agent.
Averaging Dates(2)	June 8, 2020, June 9, 2020, June 10, 2020, June 11, 2020 and June 12, 2020. We also refer to June 12, 2020 as the valuation date.

__________________________________

(1)

As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

(2)	Subject to postponement by the calculation agent as described under “General Terms of the Securities — Market Disruption Events” in the accompanying product supplement.

2

Investment Timeline

Trade date	The initial level is observed and the final terms of the Notes are set.
¯
Each Interest Observation Date

If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date.

¯
Each Autocall Observation Date	If the closing level of the underlying asset is equal to or greater than the initial level on any autocall observation date, the Notes will be called and UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount. As discussed above, UBS will also pay any contingent interest payment otherwise due on the call settlement date plus any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.
¯
Maturity Date

The closing level of the underlying asset is observed on each of the averaging dates and the final level is calculated on the valuation date.

If the Notes are not called and the final level is equal to or greater than the trigger level, on the maturity date UBS will pay you a cash payment per Note equal to the principal amount.

As discussed above, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the Notes are not called and the final level is less than the trigger level, on the maturity date UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and you may lose a significant portion or all of your initial investment in the Notes.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

3

Interest Observation Dates(1) and Interest Payment Dates(1)

Interest Observation Dates	Interest Payment Dates
September 12, 2019*	September 17, 2019**
December 12, 2019*	December 17, 2019**
March 12, 2020*	March 17, 2020**
Valuation Date	Maturity Date
*	This date is also an autocall observation date.
**	This date is also a potential call settlement date.
(1)	Subject to the market disruption event provisions set forth under “General Terms of the Securities —Market Disruption Events” in the accompanying product supplement.

4

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset or the underlying equity constituents. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not called and the final level of the underlying asset is less than the trigger level, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	Contingent repayment of principal amount applies only at maturity — The contingent repayment of the principal amount applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the then-current level of the underlying asset is equal to or greater than the trigger level. You should be willing to hold your Notes to maturity.
♦	You may not receive any contingent interest payments — UBS will not necessarily make contingent interest payments on the Notes and thus contingent interest payments should not be viewed as periodic interest payments. If the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date) is less than the interest barrier, UBS will not pay you the contingent interest payment in respect of such interest observation date on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing level of the underlying asset is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing level of the underlying asset (in the case of any interest observation date other than the valuation date) or the final level (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest observation date. If the closing level and final level, as applicable, of the underlying asset are less than the interest barrier on all of the interest observation dates, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying asset or underlying equity constituents and you will not have the same rights as holders of the underlying equity constituents — The return potential of the Notes is limited to the pre-specified contingent interest payments, regardless of the appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met prior to an automatic call or maturity. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment in respect of any interest observation date after the applicable call settlement date. Since the Notes could be called as early as the first potential call settlement date, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the full downside market risk of the underlying asset even though you cannot participate in any appreciation in the level of the underlying asset or underlying equity constituents. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in the underlying asset or the underlying equity constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying equity constituents may have.
♦	Payment at maturity based on averaging over the final averaging dates — Because your payment at maturity, if any, will be determined by the calculation agent based on the average of the closing levels of the underlying asset as of each of the averaging dates, your return on the Notes may be lower than the percentage change in the level of the underlying asset from the trade date to the valuation date, and could be negative even if the underlying asset appreciated over the term of the Notes.
♦	A higher contingent interest payment or lower trigger level or interest barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent interest payments, interest barrier and trigger level, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the interest barrier on any interest observation date (other than the valuation date) and that the final level of the underlying asset could be less than the trigger level and interest barrier on the valuation date and, as a consequence, indicates an increased risk of not receiving a contingent interest payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent interest payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower trigger level and/or interest barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent interest payment may indicate an increased risk of loss. Further, a relatively lower trigger level and/or interest barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent interest payments. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be called automatically if the closing level of the underlying asset is equal to or greater than the initial level on any autocall observation date. Conversely, the Notes will not be subject to an automatic call if the closing level of the underlying asset is less than the initial level on each autocall observation date, which generally coincides with a period of greater risk of receiving few or no contingent interest payments or principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.

5

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payments in respect of an automatic call, contingent interest payment or any contingent repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the value of the underlying equity constituents. The level of the underlying asset can rise or fall sharply due to factors specific to it, its underlying equity constituents and their issuers (the “underlying constituent issuers”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying equity constituents, any expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying asset and the underlying equity constituents; the volatility of the underlying asset and the underlying equity constituents; any dividends paid on the underlying equity constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.

6

♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the interest barrier, and, if the Notes are not called, that the final level will be equal to or greater than the interest barrier and trigger level. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the relevant markets tracked by the underlying asset in general and its underlying equity constituents in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The underlying asset reflects price return, not total return — The return on your Notes is based on the performance of the underlying asset, which reflects the changes in the market prices of its underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its underlying equity constituents. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes affecting the underlying asset could have an adverse effect on the market value of, and any amounts payable on, the Notes — The policies of the index sponsor as specified under “Information About the Underlying Asset”, concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the market value of, and any amounts payable on, the Notes.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and any amounts payable on, your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity constituent, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset and/or any underlying equity constituents, may adversely affect the level of the underlying asset and, therefore, the market value of, and any amounts payable on, the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying constituent issuers, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine any amounts owed under the Notes based on the closing level or final level, as applicable, of the underlying asset on any interest observation date, autocall observation date or the valuation date. The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on observed levels of the underlying asset. The calculation agent may postpone any autocall observation date, interest observation date or averaging dates (including the valuation date) as applicable if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest payment, trigger level and interest barrier, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose

7

of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards With Associated Contingent Coupons”, in the accompanying product supplement.

8

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Initial Level:	2,800.00
Contingent Interest Payment:	$17.625 per interest payment date
Interest Observation Dates:	September 12, 2019, December 12, 2019, March 12, 2020 and June 12, 2020
Autocall Observation Dates:	September 12, 2019, December 12, 2019 and March 12, 2020
Trigger Level:	2,240.00 (which is 80.00% of the initial level)
Interest Barrier:	2,240.00 (which is 80.00% of the initial level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the first Autocall Observation Date.

Date	Closing Level	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	2,900.00 (equal to or greater than Initial Level)	$1,017.625 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,017.625 (a 1.7625% total return)

Because the closing level of the underlying asset is equal to or greater than the initial level on the first autocall observation date (which is approximately three months after the trade date and is the first interest observation date and autocall observation date), UBS will pay you on the call settlement date a total of $1,017.625 per Note, reflecting your principal amount plus the applicable contingent interest payment, for a 1.7625% total return on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the third Autocall Observation Date.

Date	Closing Level	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	2,200.00 (less than Interest Barrier; less than Initial Level)	$0.00
Second Interest Observation Date and Autocall Observation Date	2,500.00 (equal to or greater than Interest Barrier; less than Initial Level)	$35.250 (Contingent Interest Payment and previously unpaid Contingent Interest Payment in respect of first Interest Observation Date)
Third Interest Observation Date and Autocall Observation Date	2,805.00 (equal to or greater than Initial Level)	$1,017.625 (Principal Amount plus Contingent Interest Payment)
	Total Payment:	$1,052.875 (a 5.2875% total return)

Because the closing level of the underlying asset is equal to or greater than the initial level on the third autocall observation date (which is approximately nine months after the trade date and is the third interest observation date and autocall observation date), UBS will pay you on the call settlement date a total of $1,017.625 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payment of $35.250 received on the second interest payment date (which included the previously unpaid contingent interest payment in respect of the first interest observation date), UBS will have paid you a total of $1,052.875 per Note, for a 5.2875% total return on the Notes. Following an automatic call, no further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Level of the Underlying Asset is equal to or greater than the Trigger Level and the Interest Barrier.

Date	Closing Level	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	2,685.00 (equal to or greater than Interest Barrier; less than Initial Level)	$17.625 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	2,000.00 (less than Interest Barrier)	$0.00
Third Interest Observation Date and Autocall Observation Date	2,125.00 (less than Interest Barrier)	$0.00
Valuation Date	2,660.00* (equal to or greater than Trigger Level and Interest Barrier)	$1,052.875 (Principal Amount and Contingent Interest Payment plus previously unpaid Contingent Interest Payments in respect of the second and third Interest Observation Dates)
	Total Payment:	$1,070.500 (a 7.0500% total return)

Because the Notes are not called and the final level of the underlying asset is greater than the trigger level and the interest barrier, at maturity UBS will pay you a total of $1,052.875 per Note, reflecting your principal amount plus the applicable contingent interest payment (which includes the previously unpaid contingent interest payments in respect of the second and third interest observation dates). When added to the contingent interest payment of $17.625 received on the first interest payment date, UBS will have paid you a total of $1,070.500 per Note for a 7.0500% total return on the Notes.

*	Represents the arithmetic average of the closing level of the underlying asset on each of the averaging dates.

9

Example 4 — Notes are NOT Called and the Final Level of the Underlying Asset is less than the Trigger Level and the Interest Barrier.

Date	Closing Level	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	2,708.00 (equal to or greater than Interest Barrier; less than Initial Level)	$17.625 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	2,500.00 (equal to or greater than Interest Barrier; less than Initial Level)	$17.625 (Contingent Interest Payment)
Third Interest Observation Date and Autocall Observation Date	2,301.00 (equal to or greater than Interest Barrier; less than Initial Level)	$17.625 (Contingent Interest Payment)
Valuation Date	1,400.00* (less than Trigger Level and Interest Barrier)	$1,000.00 + ($1,000.00 × Underlying Return) = $1,000.00 + ($1,000.00 × -50%) = $1,000.00 - $500.00 = $500.00
	Total Payment:	$552.875 (a 44.7125% loss)

Because the Notes are not called and the final level of the underlying asset is less than the trigger level and the interest barrier, at maturity UBS will pay you $500.00 per Note. When added to the contingent interest payments of $52.875 received in respect of the prior interest observation dates, UBS will have paid you a total of $552.875 per Note, for a 44.7125% loss on the Notes.

*	Represents the arithmetic average of the closing level of the underlying asset on each of the averaging dates.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the level of the underlying asset from the initial level to the final level. If the Notes are not called and the final level is less than the trigger level, at maturity UBS will pay you a cash payment that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

10

Information about the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the underlying asset. This information has been obtained from publicly available sources. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of April 30, 2019 as follows: Information Technology (21.7%), Health Care (13.6%), Financials (13.3%), Communication Services (10.3%), Consumer Discretionary (10.3%), Industrials (9.5%), Consumer Staples (7.2%), Energy (5.2%), Utilities (3.2%), Real Estate (3.0%) and Materials (2.7%). As of September 28, 2018, the index sponsor broadened the then-current Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. These sector changes were effective for SPX as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing Effective February 20, 2019, company additions to SPX should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2009 through May 28, 2019, based on information from Bloomberg. The dotted line represents a hypothetical interest barrier and a hypothetical trigger level of 2,241.91, which is equal to 80.00% of the closing level of SPX on May 28, 2019. The actual interest barrier and trigger price will be set on the trade date. The historical performance of the underlying asset should not be taken as an indication of the future performance of the underlying asset during the term of the Notes.

11

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent interest payment, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to an interest payment date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent interest payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent interest payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

12

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of an underlying constituent issuer as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset or any U.S. underlying equity constituent, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying equity constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying equity constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying equity constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may not be interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

13

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes and the Agents will forgo fees for sales to such fiduciary accounts.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on page 6 herein.

Prohibition of Sales to EEA Retail Investors— The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

14

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Interest Observation Dates and Interest Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
Information about the Underlying Asset	11
What are the Tax Consequences of the Notes?	12
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$•

UBS AG Phoenix Autocallable Notes with Memory Interest due on or about June 17, 2020

Preliminary Pricing Supplement dated May 29, 2019

(To Product Supplement dated October 31, 2018,

Index Supplement dated October 31, 2018

and Prospectus dated October 31, 2018)

UBS Investment Bank

J.P. Morgan Securities LLC